Exhibit 17.1

9000 Sheridan Street
Pembroke Pines, FL 33204
PH (800) 908-9574

Fax (954) 337-2919

http://www.AngelCiti.com

February 27, 2006

ANGELCITI ENTERTAINMENT, INC. (THE “COMPANY”)

Dear Sirs:

This letter serves to inform the Company that I hereby resign as an officer and director of the Company effective immediately. I will nonetheless continue to make myself available and use my best efforts to assist the Company as and when necessary, required and/or advisable for filings with the Nevada Secretary of State and the United States Securities and Exchange Commission, including, without limitation, the upcoming Annual Report of Form 10K which needs to be filed by the Company.

Sincerely,

Dean Ward